Exhibit 99.1

OPTICAL CABLE CORPORATION 5290 Concourse Drive Roanoke, VA 24019 (Nasdaq GM: OCC) www.occfiber.com

AT THE COMPANY:

Neil Wilkin	Tracy Smith
Chairman, President & CEO	Senior Vice President & CFO
(540) 265-0690	(540) 265-0690
investorrelations@occfiber.com	investorrelations@occfiber.com

AT JOELE FRANK, WILKINSON BRIMMER KATCHER:

Aaron Palash	Spencer Hoffman
(212) 355-4449 ext. 8603	(212) 355-4449 ext. 8928
occ-jfwbk@joelefrank.com	occ-jfwbk@joelefrank.com

FOR IMMEDIATE RELEASE

OPTICAL CABLE CORPORATION REPORTS

THIRD QUARTER OF FISCAL 2023 FINANCIAL RESULTS

OCC® Achieves Increases in Net Sales, Gross Profit, Gross Profit Margins and Net Income
in First Nine Months of Fiscal 2023 Compared to Prior Year Period

Roanoke, Va., September 12, 2023 — Optical Cable Corporation (Nasdaq GM: OCC) (“OCC®” or the “Company”) today announced financial results for its third quarter ended July 31, 2023.

Third Quarter 2023 Financial Results

Consolidated net sales for the third quarter of fiscal year 2023 decreased 2.5% to $16.9 million, compared to net sales of $17.4 million for the same period last year, with decreased net sales in the Company’s enterprise market partially offset by increased net sales in its specialty markets.

Gross profit increased 6.4% to $5.1 million in the third quarter of fiscal year 2023, compared to gross profit of $4.8 million for the same period last year.

Gross profit margin, or gross profit as a percentage of net sales, increased to 30.2% in the third quarter of fiscal year 2023 compared to 27.7% in the third quarter of fiscal year 2022. OCC realized improved gross profit margins compared to the third quarter of fiscal year 2022 despite a comparable decrease in net sales levels. The Company attributes this margin improvement to gains in production efficiency as well as the impact of a more fully trained workforce.

Optical Cable Corp. – Third Quarter 2023 Earnings Release

SG&A expenses were $5.0 million in both the third quarters of fiscal year 2023 and 2022. SG&A expenses as a percentage of net sales were 29.3% in the third quarter of fiscal 2023, compared to 28.5% in the prior year period.

For the third quarter of fiscal year 2023, OCC recorded net income of $101,000, or $0.01 per basic and diluted share, compared to a net loss of $372,000, or $0.05 per basic and diluted share, for the third quarter of fiscal year 2022. In addition to improved sales and gross profit, the Company’s results reflect the gain on additional insurance proceeds received during the third quarter of fiscal year 2023 for damage to property and equipment totaling $256,000, which was recorded as other income, net on the Company’s statement of operations.

Fiscal Year-to-Date 2023 Financial Results

Consolidated net sales for the first nine months of fiscal year 2023 increased 11.9% to $54.8 million, compared to net sales of $49.0 million for the first nine months of fiscal year 2022. The Company achieved increases in net sales in its specialty markets in the first nine months of fiscal year 2023, compared to the same period last year, but the increases were partially offset by decreases in its enterprise market.

The Company’s sales order backlog/forward load remains at higher than typical levels, but decreased to approximately $6.8 million at the end of the first nine months of fiscal year 2023, compared to approximately $8.0 million at the end of the second quarter of fiscal year 2023 and more than $12.0 million at the end of fiscal year 2022.

OCC reported gross profit of $18.4 million in the first nine months of fiscal year 2023, an increase of 32.6% compared to gross profit of $13.9 million in the first nine months of fiscal year 2022. Gross profit margin increased to 33.6% in the first nine months of fiscal year 2023 compared to 28.3% for the same period in fiscal year 2022.

OCC’s gross profit margins tend to be higher when it achieves higher net sales due to its operating leverage, as has been the case in the first nine months of fiscal year 2023, relative to the same period last year. In addition to the positive impact of this operating leverage, OCC’s gross profit margins reflect increased production efficiency, as well as the impact of a more fully trained workforce. The Company’s gross profit margins are also heavily dependent upon changes in product mix.

SG&A expenses increased 8.8% to $16.1 million during the first nine months of fiscal year 2023 compared to $14.8 million for the first nine months of fiscal year 2022. SG&A expenses as a percentage of net sales were 29.3% in the first nine months of fiscal year 2023, compared to 30.1% in the first nine months of fiscal year 2022. The increase in SG&A expenses was primarily the result of increases in employee and contracted sales personnel related costs.

OCC recorded net income of $3.3 million, or $0.42 per basic and diluted share, for the first nine months of fiscal year 2023, compared to a net loss of $1.5 million, or $0.20 per basic and diluted share, for the first nine months of fiscal year 2022. In addition to improved sales and gross profit, the Company’s results benefited from the gain on insurance proceeds received for damage to property and equipment totaling $2.0 million, which was recorded as other income, net on the Company’s statement of operations during the first nine months of fiscal year 2023.

Optical Cable Corp. – Third Quarter 2023 Earnings Release

Gain on Insurance Proceeds

During the second and third quarters of fiscal year 2023, the Company received insurance proceeds in connection with water damage at the Company’s Asheville office facilities at the end of December 2022. The impacted office space is separate from the Company’s manufacturing building, which houses the Company’s Asheville manufacturing operations. There was no significant impact to the Company’s operations as a result of this event.

Insurance proceeds received in excess of expenses incurred through July 31, 2023, a net total of $2.0 million, is included in other income (expense), net as a gain on insurance proceeds received for damage to property and equipment on the Company’s condensed consolidated statement of operations. To the extent the Company incurs expenses in future periods to restore, repair or replace damaged assets, the Company may recognize offsetting losses in those future periods. At this time, the Company does not expect future restoration and repair costs to exceed any insurance proceeds.

Management's Comments

Neil Wilkin, President and Chief Executive Officer of OCC, said, “With year-over-year increases in key metrics during the first nine months of fiscal year 2023, including net sales, gross profit, gross profit margin, operating income and net income, our results reflect the OCC team’s hard work and success executing our strategy in a dynamic market so far this year. We continue to see robust demand for our diversified suite of mission-critical cabling and connectivity products and solutions in certain of our specialty markets, even while certain of our other targeted markets, like enterprise and wireless carrier markets, are softening consistent with industry trends. Propelled by our commitment to capture demand, drive growth, work safely, and operate efficiently, we are focused on finishing the fiscal year strong, serving our valued customers and end-users, and driving enhanced value for shareholders.”

Conference Call Information

As previously announced, OCC will host a conference call today, September 12, 2023, at 11:00 a.m. Eastern Time. Individuals wishing to participate in the conference call should call (800) 445-7795 in the U.S. or (785) 424-1699 internationally, Conference ID: OCCQ323. For interested individuals unable to join the call, a replay will be available through Tuesday, September 19, 2023 by dialing (800) 945-0830 or (402) 220-0669. The call will also be broadcast live over the internet and can be accessed by visiting the investor relations section of the Company’s website at www.occfiber.com.

Company Information

Optical Cable Corporation (“OCC®”) is a leading manufacturer of a broad range of fiber optic and copper data communication cabling and connectivity solutions primarily for the enterprise market and various harsh environment and specialty markets (collectively, the non-carrier markets) and also the wireless carrier market, offering integrated suites of high-quality products which operate as a system solution or seamlessly integrate with other components.

OCC® is internationally recognized for pioneering innovative fiber optic and copper communications technologies, including fiber optic cable designs for the most demanding environments and applications, copper connectivity designs to meet the highest data communication industry standards, as well as a broad product offering built on the evolution of these fundamental technologies.

Optical Cable Corp. – Third Quarter 2023 Earnings Release

OCC uses its expertise to deliver cabling and connectivity products and integrated solutions that are best suited to the performance requirements of each end-user’s application. And OCC’s solutions offerings cover a broad range of applications—from commercial, enterprise network, datacenter, residential and campus installations to customized products for specialty applications and harsh environments, including military, industrial, mining, petrochemical and broadcast applications, as well as for the wireless carrier market.

Founded in 1983, OCC is headquartered in Roanoke, Virginia with offices, manufacturing and warehouse facilities located in Roanoke, Virginia, near Asheville, North Carolina and near Dallas, Texas. OCC’s facilities are ISO 9001:2015 registered and its Roanoke and Dallas facilities are MIL-STD-790G certified.

Optical Cable Corporation™, OCC®, Procyon®, Superior Modular Products™, SMP Data Communications™, Applied Optical Systems™, and associated logos are trademarks of Optical Cable Corporation.

Further information about OCC® is available at www.occfiber.com.

FORWARD-LOOKING INFORMATION

This news release by Optical Cable Corporation and its subsidiaries (collectively, the “Company” or “OCC”) may contain certain forward-looking information within the meaning of the federal securities laws. The forward-looking information may include, among other information, (i) statements concerning our outlook for the future, (ii) statements of belief, anticipation or expectation, (iii) future plans, strategies or anticipated events, and (iv) similar information and statements concerning matters that are not historical facts. Such forward-looking information is subject to known and unknown variables, uncertainties, contingencies and risks that may cause actual events or results to differ materially from our expectations, and such known and unknown variables, uncertainties, contingencies and risks may also adversely affect Optical Cable Corporation and its subsidiaries, the Company’s future results of operations and future financial condition, and/or the future equity value of the Company. A partial list of such variables, uncertainties, contingencies and risks that could cause or contribute to such differences from our expectations or that could otherwise adversely affect Optical Cable Corporation and its subsidiaries is set forth in Optical Cable Corporation’s quarterly and annual reports filed with the Securities and Exchange Commission (“SEC”) under the heading “Forward-Looking Information.” OCC’s quarterly and annual reports are available to the public on the SEC’s website at http://www.sec.gov. In providing forward-looking information, the Company expressly disclaims any obligation to update this information, whether as a result of new information, future events or otherwise except as required by applicable laws and regulations.

(Financial Tables Follow)

Optical Cable Corp. – Third Quarter 2023 Earnings Release

OPTICAL CABLE CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(thousands, except per share data)

(unaudited)

	Three Months Ended July 31,		Nine Months Ended July 31,
	2023	2022	2023	2022

Net sales	$16,941	$17,383	$54,845	$49,024
Cost of goods sold	11,825	12,575	36,425	35,136

Gross profit	5,116	4,808	18,420	13,888

SG&A expenses	4,957	4,954	16,075	14,771
Royalty expense, net	7	6	20	20
Amortization of intangible assets	14	14	41	38

Income (loss) from operations	138	(166)	2,284	(941)

Interest expense, net	(298)	(198)	(855)	(539)
Gain on insurance proceeds received for damage to property and equipment	256	—	1,952
Other, net	4	2	59	(39)
Other income (expense), net	(38)	(196)	1,156	(578)

Income (loss) before income taxes	100	(362)	3,440	(1,519)

Income tax expense (benefit)	(1)	10	106	17

Net income (loss)	$101	$(372)	$3,334	$(1,536)

Net income (loss) per share:
Basic and diluted	$0.01	$(0.05)	$0.42	$(0.20)

Weighted average shares outstanding:
Basic and diluted	7,867	7,517	7,876	7,525

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Optical Cable Corp. – Third Quarter 2023 Earnings Release

OPTICAL CABLE CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEET DATA

(thousands)

(unaudited)

	July 31, 2023	October 31, 2022
Cash	$193	$216
Restricted cash	1,518	—
Trade accounts receivable, net	9,300	10,964
Inventories	24,946	19,439
Other current assets	547	577
Total current assets	36,504	31,196
Non-current assets	9,050	9,362
Total assets	$45,554	$40,558

Current liabilities	$11,816	$7,483
Non-current liabilities	7,897	10,915
Total liabilities	19,713	18,398
Total shareholders’ equity	25,841	22,160
Total liabilities and shareholders’ equity	$45,554	$40,558

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